Exhibit 99.1

Invitation Homes Announces Addition of M. Colin Connolly to Board of Directors

DALLAS — (BUSINESS WIRE) — Invitation Homes Inc. (NYSE: INVH) (“Invitation Homes” or the “Company”), the nation’s premier single-family home leasing and management company, today announced that M. Colin Connolly, President, Chief Executive Officer, and Director of Cousins Properties Incorporated (“Cousins”) has been appointed to the Company’s board of directors (the “Board”), effective November 13, 2026. Mr. Connolly, who the Board has determined is independent, will serve on the Compensation and Management Development Committee and the Investment and Finance Committee. His appointment increases the size of the Board to ten members.

“Colin brings a fresh perspective from leading another public REIT through multiple market cycles,” said Michael Fascitelli, Chairperson of the Board. “His leadership and vast real estate experience will strengthen the Board’s discussions, and we are pleased to welcome him.”

“As a sitting REIT CEO, Colin offers deep, practical expertise in capital allocation, real estate investment, and operations,” said Dallas Tanner, the Company’s President and Chief Executive Officer. “He is a respected industry leader and we look forward to his contributions.”

Mr. Connolly has served as President and Chief Executive Officer of Cousins since January 2019 and has more than 20 years of experience in the real estate industry. Before becoming CEO, he held other senior management positions at Cousins from 2011 to 2019. From 2004 to 2011, Mr. Connolly worked in real estate investing at Morgan Stanley, most recently as Executive Director. Prior to that, he worked at CarrAmerica Realty Corporation. Mr. Connolly graduated from Washington and Lee University and holds a Master of Business Administration from the University of Virginia’s Darden School of Business.

About Invitation Homes

Invitation Homes, an S&P 500 company, is the nation’s premier single-family home leasing and management company, helping to expand housing through new development and strategic partnerships. Our purpose, Unlock the Power of Home™, reflects our commitment to address America’s housing needs by delivering high-quality living solutions and Genuine CARE™ to those who choose the flexibility and value of leasing.

Investor Relations Contact:

Scott McLaughlin

844.456.INVH (4684)

IR@InvitationHomes.com

Media Relations Contact:

Kristi DesJarlais

844.456.INVH (4684)

Media@InvitationHomes.com